Exhibit 10.1

Execution Version

AMENDMENT NO. 5 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 5 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made as of August 10, 2023, by and among SAFETY INSURANCE GROUP, INC., a Delaware corporation (the “Borrower”), the lenders who are or may become party to the Credit Agreement referred to below (collectively, the “Lenders”), and CITIZENS BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).  Capitalized terms used and not defined in this Agreement shall have the meanings ascribed thereto in the Credit Agreement referred to below.

WHEREAS, the Borrower, the Lenders, and the Administrative Agent are parties to that certain Amended and Restated Revolving Credit Agreement, dated as of August 14, 2008, among the Borrower, the Administrative Agent and the Lenders (as amended, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower, the Lenders, and the Administrative Agent desire to amend the Credit Agreement as set forth herein;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.Amendments to Credit Agreement.
a)	Composite Credit Agreement. On the Fifth Amendment Effective Date, the Credit Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-under lined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto.
b)	Exhibits to Credit Agreement. On the Fifth Amendment Effective Date, Exhibit B to the Credit Agreement (form of Loan Request) is hereby deleted in its entirety and a new Exhibit B is substituted in its stead as attached hereto as Annex B.
2.Continued Validity of Security Documents.  The Security Documents shall remain in full force and effect, and each of the Borrower and the Subsidiary Guarantors listed as signatories hereto reaffirms the continued validity and enforceability of the Security Documents.
3.Reaffirmation of Guaranty.  Each of the Subsidiary Guarantors hereby expressly reaffirms its unconditional joint and several guaranty of the Obligations (other than, with respect to any Subsidiary Guarantor, the Excluded Swap Obligations) pursuant to the Subsidiary Guaranty and acknowledges and agrees that it continues to be subject to and bound by the Subsidiary Guaranty in all respects.

4.Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent (such date that each of the following conditions shall have been satisfied (or waived by the Administrative Agent) being referred to herein as the “Fifth Amendment Effective Date”):
a)	Execution of this Agreement. The execution and delivery of this Agreement by the Borrower, Subsidiary Guarantors, Lenders and Administrative Agent.
b)	Fee Letter. The Administrative Agent shall have received that certain Fee Letter, dated as of the Fifth Amendment Effective Date, between the Administrative Agent and the Borrower (the “Amendment No. 5 Fee Letter”).
c)	Payment of Other Fees and Expenses. All costs, fees, expenses (including, without limitation, reasonable, documented, out-of-pocket legal fees and expenses of consultants and other advisors) and other compensation due and payable to the Administrative Agent and the applicable Lenders, pursuant to this Agreement, the Amendment No. 5 Fee Letter or the other Loan Documents, shall have been paid (or shall concurrently be paid).
5.Representations and Warranties.  Each of the Borrower and each Subsidiary Guarantor represents and warrants that all the representations as set forth in each of the Loan Documents are true and correct in all material respects on and as of the date hereof.  All such representations and warranties are hereby ratified, affirmed and incorporated herein by reference, with the same force and effect as though set forth herein in their entirety.  Each of the Borrower and the Subsidiary Guarantors further represents and warrants as follows:
a)	the execution, delivery and performance by the Borrower and each Subsidiary Guarantor of this Agreement have been duly authorized by all necessary corporate action;
b)	the Borrower and each Subsidiary Guarantor has the power and authority to execute, deliver and perform its obligations under this Agreement and the Credit Agreement, as amended hereby; and
c)	this Agreement constitutes the legal, valid and binding obligations of the Borrower and each Subsidiary Guarantor enforceable against the Borrower and such Subsidiary Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
6.Release of Subsidiary Guarantor.
a)	In connection with Safety Northeast Insurance Agency, Inc. (formerly known as Safety Asset Management Corporation), a Massachusetts corporation (“Safety Northeast”), no longer being designated as a Subsidiary Guarantor as of the date hereof, the Borrower has requested that the Administrative Agent release (i)

Safety Northeast from its Obligations under the Loan Documents, and (ii) the Lien of the Administrative Agent on the Collateral owned by Safety Northeast.  Accordingly, the Administrative Agent hereby release as of the date hereof (i) Safety Northeast from its Obligations under the Loan Documents (except to the extent such obligations survive such release by their terms), and (ii) all Liens on the Collateral owned by Safety Northeast.  By their execution, each Lender irrevocably authorizes the Administrative Agent to (i) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document by Safety Northeast (including execution of any terminations and releases) and (ii) release Safety Northeast from its obligations under any Loan Document.

b)

Nothing herein shall be deemed a release by the Administrative Agent of (i) any of Borrower or any Subsidiary of the Borrower (other than Safety Northeast) from any of its Obligations under the Loan Documents, or (ii) any Liens securing the Obligations (other than Liens on the Collateral owned by Safety Northeast).  Each of Borrower and each Subsidiary of the Borrower (other than Safety Northeast) acknowledges and agrees that the Credit Agreement and the other Loan Documents and the Liens granted thereunder remain in full force and effect as of the date hereof.

c)

Safety Northeast hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Administrative Agent or any Lender or any parents, affiliates, predecessors, successors, or assigns thereof, or their respective officers, directors, employees, attorneys, or representatives, with respect to the Obligations, and that if Safety Northeast now has, or ever did have, any offsets, defenses, claims, or counterclaims against such Persons, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and Safety Northeast hereby RELEASES such Persons from any liability therefor.

d)

After the execution of this Agreement, the Administrative Agent agrees to promptly sign and to deliver to the Borrower or its counsel any and all instruments and documents confirming or evidencing (a) all releases, terminations and cancellations of the Liens and security interests of the Administrative Agent on the Collateral owned by Safety Northeast in order to evidence the discharge or to effect the cancellation or termination of any filings with respect to any Lien or security interest granted to the Administrative Agent or Lenders and (b) the release of Safety Northeast from the Obligations and its obligations under the Loan Documents.

7.Post-Closing Matters.  Notwithstanding anything to the contrary contained in this Agreement, the Credit Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the Borrower shall deliver to the Administrative Agent prior to August 31, 2023 (or such later date as the Administrative Agent may agree in its sole discretion):

a)	updated Schedules to the Credit Agreement;
b)	a favorable legal opinions addressed to the Lenders and the Administrative Agent, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, from DLA Piper LLP (US), counsel to the Borrower and the Subsidiary Guarantors;
c)	the Confirmation Agreement, duly executed by the Borrower and Subsidiary Guarantors;
d)	an incumbency certificate from the Borrower and each of the Subsidiary Guarantors, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower and each such Subsidiary Guarantor, each of the Loan Documents to which the Borrower or such Subsidiary Guarantor is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents;
e)	evidence that all corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each of the Subsidiary Guarantors of this Agreement, the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, reasonably satisfactory to the Lenders; and
f)	copies, certified by a duly authorized officer of the Borrower to be true and complete, of the Governing Documents for each of the Borrower and each of the Subsidiary Guarantors as in effect on such date of certification.
8.Scope of this Agreement.  Except as specifically provided in this Agreement, all of the terms and provisions of the Credit Agreement and the other Loan Documents are unaffected hereby and shall remain and continue in full force and effect.
9.Governing Law. This Agreement shall be a contract to be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws) and shall take effect as an instrument under seal.
10.No Waiver. Nothing contained herein shall constitute a waiver of, impair of otherwise affect any Obligations, any other obligation of the Borrower, or any right of the Administrative Agent or any Lender consequent thereon.
11.Miscellaneous.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.  This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first above written.

BORROWER:

SAFETY INSURANCE GROUP, INC.,

By:	/s/ Christopher Whitford
Name: Christopher Whitford
Title: Vice President, Treasurer and Chief Financial Officer

[Safety Insurance – Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement]

SUBSIDIARY GUARANTORS:

SAFETY MANAGEMENT CORPORATION (formerly known as Whiteshirts Management Corporation)

By:	/s/ Christopher Whitford
Name: Christopher Whitford
Title: Vice President, Treasurer and Chief Financial Officer

Acknowledged and Agreed:

SAFETY NORTHEAST INSURANCE AGENCY, INC. (formerly known as Safety Asset Management Corporation)

By:	/s/ Christopher Whitford
Name: Christopher Whitford
Title: Vice President, Treasurer and Chief Financial Officer

[Safety Insurance – Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement]

LENDER AND ADMINISTRATIVE AGENT:

CITIZENS BANK, N.A., as Lender and as Administrative Agent

By:	/s/ John F. Kendrick
Name: John F. Kendrick
Title: Vice President

[Safety Insurance – Signature Page to Amendment No. 5 to Amended and Restated Credit Agreement]

ANNEX A

Conformed Credit Agreement

[see attached]

ANNEX B

Updated Exhibit B to Credit Agreement

[see attached]

Annex A to Amendment No. 5 to Amended and Restated Credit Agreement

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of August 14, 2008

among

SAFETY INSURANCE GROUP, INC.

THE LENDERS LISTED ON SCHEDULE I HERETO

and

CITIZENS BANK, N.A., as Administrative Agent

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

Exhibits

Exhibit A	Form of Amended and Restated Note
Exhibit B	Form of Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Omnibus Amendment and Reaffirmation Agreement

Schedules

Schedule 1	Lenders and Commitments
Schedule 6.3	Title to Properties; Leases
Schedule 6.5	No Material Adverse Change
Schedule 6.7	Litigation
Schedule 6.15	Certain Transactions
Schedule 6.18	Environmental Compliance
Schedule 6.19	Subsidiaries, Etc.
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.3	Existing Investments

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is made as of August 14, 2008, by and among SAFETY INSURANCE GROUP, INC., a Delaware corporation (the “Borrower”), CITIZENS BANK, N.A., a national banking association (“Citizens”), and the other lending institutions listed on Schedule 1 hereto (collectively, the “Lenders”), and CITIZENS BANK, N.A., as administrative agent for itself and such other lending institutions (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, the Borrower has heretofore entered into a Revolving Credit Agreement dated as of November 27, 2002, with the financial institutions from time to time party thereto (collectively, the “Existing Lenders”) and the Administrative Agent (as amended and in effect immediately prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made certain loans to the Borrower and extended certain financial accommodations;

WHEREAS, the Borrower desires to amend and restate the terms and provisions of the Existing Credit Agreement, in the form hereof, and the Existing Lenders and the Administrative Agent are willing to so amend and restate the Existing Credit Agreement in order to, among other things, add a letter of credit sub-facility and provide for an optional increase in a maximum amount of Twenty Million Dollars ($20,000,000), with the proceeds of any Loans to be used to provide for working capital and for other general corporate purposes of the Borrower and its Subsidiaries; and

WHEREAS, the Administrative Agent and the Lenders have agreed to such modification all on and subject to the terms and conditions of this Credit Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:

1.DEFINITIONS AND RULES OF INTERPRETATION.

1.1.Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Adjustment Date.  The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to §7.4(c).

Administrative Agent’s Office.  The Administrative Agent’s office located at 28 State Street, 15th Floor, Boston, MA 02109, or such other location as the Administrative Agent may designate from time to time.

Administrative Agent.  Citizens Bank, N.A., acting as agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with §13.9.

Administrative Agent’s Special Counsel.  Morgan, Lewis & Bockius LLP or such other counsel as may be approved by the Administrative Agent.

Affected Lender.  See §4.11.

Affiliate.  Any Person which, directly or indirectly, controls, is controlled by or is under common control with the Borrower.  “Control” of the Borrower means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of the Borrower having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of the Borrower (whether by contract or otherwise).

Aggregate Statutory Surplus.  The sum of the Statutory Surplus of each of the direct Insurance Subsidiaries.

Applicable Lending Office.  means for any Lender, such Lender’s office, branch or affiliate designated for SOFR Loans, Base Rate Loans, or Letters of Credit or participations therein, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

Assignment and Acceptance.  See §14.1.

Available Tenor.  means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.12.

Balance Sheet Date.  December 31, 2007.

Base Rate.  For any day, a rate per annum equal to the greatest of (a) the Administrative Agent’s “prime rate” in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Daily SOFR Rate on such day plus 1.25% per annum, provided that the Base Rate shall at no time be less than the Floor.  If the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Daily SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Administrative Agent’s “prime rate”, the Federal Funds Effective Rate or the Daily SOFR Rate, as applicable, shall be effective from and including the effective date of such change in the Administrative Agent’s “prime rate”, the Federal Funds Effective Rate or the Daily SOFR Rate, as applicable, respectively.

Base Rate Loans.  Loans bearing interest calculated by reference to the Base Rate.

Benchmark.  means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.12(a).  Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

Benchmark Replacement.  means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for purposes of this Credit Agreement and the other Loan Documents.

Benchmark Replacement Adjustment.  means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

Benchmark Replacement Date.  means a date and time determined by Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event. means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.12.

Borrower.  Safety Insurance Group, Inc., a Delaware corporation.

Business Day.  Any day on which lending institutions in Boston, Massachusetts and New York, New York, are open for the transaction of banking business.

Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Expenditures.  Amounts paid or Indebtedness incurred by any Person in connection with (a) the purchase or lease by such Person of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (b) the lease of any assets by any Person as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease; other than (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (A) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, (B) with awards of compensation arising from the taking by eminent domain or condemnation of the asset being replaced, or (C) from the exchange of existing equipment and (ii) the purchase of plant, property, or equipment made within one hundred eighty (180) days of the sale of any asset permitted under §8.5.2 to the extent purchased with the proceeds of such sale.

Capital Stock.  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Capitalized Leases.  Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Equivalents.  As to the Borrower and its Subsidiaries, (a) securities issued or directly and fully guaranteed or insured by the United States of America and having a maturity of not more than one (1) year from the date of acquisition; (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, (i) with any Lenders or (ii) with any domestic commercial bank organized under the laws of the United States of America or any state thereof or a foreign subsidiary of such bank, in each case having a rating of not less than A or its equivalent by S&P or any successor and having capital and surplus in excess of $500,000,000; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) above; (d) any commercial paper or finance company paper issued by (i) any Lender or any holding company controlling any Lender or (ii) any other Person that is rated not less than “P-2” or “A-2” or their equivalents by Moody’s or S&P or their successors; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b)(ii) of this definition; and (g) shares of money market mutual or similar funds which invest at least ninety-five percent (95%) in assets satisfying the requirements of clauses (a) through (f) of this definition.

CERCLA.  See §6.18(a).

Citizens.  Has the meaning ascribed in the Recitals hereto.

Closing Date.  means August 14, 2008.

Closing Fee.  See §4.1.

Code.  The Internal Revenue Code of 1986, as amended from time to time.

Collateral.  All of the property, rights and interests of the Borrower and its Subsidiaries that are subject to the Liens created by the Security Documents.

Commitment.  With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender's commitment to make Loans to, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee.  See §2.2.

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders.

Commodity Exchange Act.  The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate.  See §7.4(c).

Confirmation Agreement.  means that certain Confirmation and Ratification of Ancillary Loan Documents, to be dated within thirty (30) days of the Fifth Amendment Effective Date by and among the Borrower, the Subsidiary Guarantors and the Administrative Agent.

Conforming Changes.  means, with respect to either the use or administration of the Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.6, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Net Worth.  As of any date of determination, Safety Insurance Group Inc.’s Consolidated total shareholder’s equity calculated in accordance with GAAP (as reported in its annual and quarterly financial statements and reported to the SEC on forms 10K and 10Q).

Continuing Directors.  With respect to any period of twenty-four (24) consecutive calendar months, any member of the board of directors of the Borrower who (a) was a member of such board of directors on the first day of such period, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

Conversion Request.  A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.7.

Credit Agreement.  This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Daily Simple SOFR.  means, for any day, a rate per annum equal to the greater of (a) the sum of (i) SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion plus (ii) the Daily Simple SOFR Adjustment, and (b) the Floor.

Daily Simple SOFR Adjustment.  means 0.100% per annum.

Daily SOFR Rate.  means, for any day, a rate per annum equal to Term SOFR in effect on such day for a one-month Interest Period (subject to the Floor referred to in the definition of “Term SOFR”).

Default.  See §12.1.

Delinquent Lender.  See §13.5.3.

Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of any Person, other than dividends payable solely in additional shares of Capital Stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of any Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by any Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of any Person.

Division.  See §6.1.1.

Dollars or $.  Dollars in lawful currency of the United States of America.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.7.

Eligible Assignee.  Any of (a) (i) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iv) the central bank of any country which is a member of the OECD; (v) any investment company, investment fund, financial institution or other institutional lender (other than any financial institution which but for the amount of its total assets would have been an Eligible Assignee under clauses (i) through (iv) above) having total assets in excess of $100,000,000; and (vi) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Administrative Agent, such approval not to be unreasonably withheld.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws.  See §6.18(a).

EPA.  See §6.18(b).

ERISA.  The Employee Retirement Income Security Act of 1974.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Event of Default.  See §12.1.

Excluded Swap Obligation.  With respect to any Subsidiary Guarantor, any Swap Obligations under an Interest Rate Agreement if, and only to the extent that and for so long as, all or a portion of the guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (an “ECP”) at the time the guaranty of such Subsidiary Guarantor or the grant of such security interest otherwise would have become effective with respect to such Swap Obligation; provided, however, that if any Subsidiary Guarantor that was not an ECP at the Relevant Time with respect to any Swap Obligation thereafter becomes an ECP, then from and after such time such Swap Obligation shall no longer constitute an Excluded Swap Obligation with respect to such Subsidiary Guarantor.  For purposes of this definition, “Relevant Time” means, with respect to any Subsidiary Guarantor and a given Swap Obligation, the later of (a) the date on which such Subsidiary Guarantor became a Subsidiary Guarantor (and in connection therewith provided a guaranty and/or granted a security interest to secure its guaranty) and (b) the date on which the Borrower or a Subsidiary Guarantor enters into such Swap Obligation.  If a Swap Obligation  under an Interest Rate Agreement arises under a master agreement governing more than one swap, such exclusions shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

Existing Credit Agreement.  Has the meaning ascribed in the Recitals hereto.

Federal Funds Effective Rate.  For any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

Federal Reserve Board.  means the Board of Governors of the Federal Reserve System of the United States.

Fee Letter.  The fee letter dated as of the Closing Date among the Borrower and the Administrative Agent.

Fees.  Collectively, the Commitment Fee and the Closing Fee.

Financial Affiliate.  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Floor.  means 1.25% per annum.

GAAP or generally accepted accounting principles.  (a) When used in §9, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Governing Documents.  With respect to any Person, its certificate or articles of incorporation, its by-laws and all stockholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Government Securities Business Day.  means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Governmental Authority.  Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances.  See §6.18(b).

Incentive Arrangements.  With respect to any Person, any stock appreciation rights, “phantom” stock plans, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with the retention of executives, officers or employees by such Person or any of its Subsidiaries.

Increase Option.  See §2.10.1.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)every obligation of such Person for money borrowed,

(b)every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities purchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)every obligation of such Person under any Capitalized Lease,

(f)every obligation of such Person under any Synthetic Lease,

(g)all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

(i)every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j)every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(k)every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Insurance Regulatory Authorities.  Collectively, in relation to any Person, the insurance regulatory authorities, commissions, agencies, departments, boards or other authorities having jurisdiction over such Person or over the business of such Person.

Insurance Subsidiaries.  Safety Insurance, Safety Indemnity. Safety Property and any other Subsidiary of the Borrower which is required to be licensed by any Insurance Regulatory Authority as an insurance company.

Interest Payment Date.  (a) As to any Base Rate Loan, the first day of each calendar month with respect to interest accrued during the prior calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan; and (b) as to any SOFR Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the last day of each three (3) month interval from the first day of such Interest Period.

Interest Period.  with respect to any applicable Loan or Borrowing, the period commencing on the date of such Loan or Borrowing  and ending on the numerically corresponding day in the calendar month that is one, three, six or nine months thereafter (in each case, subject to the availability thereof), as specified in the applicable Loan Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 4.12(d) shall be available for specification in such Loan Request.  For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

Interest Rate Agreement.  Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement or other similar agreement or arrangement to which the Borrower is a party, designed to protect the Borrower against fluctuations in interest rates.

Investment Grade Securities.  Any debt Investments having a fixed maturity which have a rating by the NAIC of 1 or 2, or, if the NAIC rating categories in effect on the date hereof change, such other rating or ratings of such Investments determined by the NAIC to be symbolic of investment grade quality.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Lender Affiliate.  (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Lenders.  Citizens and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §14.

Letter of Credit.  See §2.9.1.

Letter of Credit Application.  See §2.9.1.

Letter of Credit Fee.  See §2.9.10.

Letter of Credit Participation.  See §2.9.4.

Lien.  Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan Documents.  This Credit Agreement, the Notes, the Security Documents and the Fee Letter.

Loan Request.  See §2.6.

Loans.  Revolving credit loans made or to be made by the Lenders to the Borrower pursuant to §2.

Material Adverse Effect.  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of the Borrower and its Subsidiaries, taken as a whole; or

(b)a material adverse effect on the ability of the Borrower and its Subsidiaries, to perform any of its respective Obligations under any of the Loan Documents to which it is a party.

Material Documents.  The Tax Sharing Agreement.

Material Insurance License.  Any license issued by a state to any Insurance Subsidiary that permits such Insurance Subsidiary to transact insurance business in such state and in respect of which the premiums written under the authority of such license account for more than twenty percent (20%) of Net Premiums Written during the then most recently ended fiscal year of the Borrower.

Maturity Date.  August 10, 2028.

Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Moody’s.  Moody’s Investors Services, Inc. and any successor thereto.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

NAIC.  The National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing substantially similar advisory, coordination or other life functions among insurance departments, insurance commissions and similar Governmental Authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such Governmental Authorities.

Net Premiums Written.  In relation to any Insurance Subsidiary for any particular period, (i) the sum of (A) all income on direct premiums written by such Insurance Subsidiary during such period arising from policies (if any) issued by such Insurance Subsidiary as the direct  primary  insurance carrier, plus (B) all income on premiums written and collected by such Insurance Subsidiary during such period arising from policies reinsured by such Insurance Subsidiary acting as a reinsurer for insurance ceded to it by another company which is the primary insurance carrier, less (ii) the sum of (A) all refunds of premiums due by such insurance company to insurers arising from endorsements, cancellations or audits, plus (B) all other premium expense by reason of insurance ceded by such insurance company to other insurance companies as reinsurers in order to reinsure such insurance company either as the primary insurance carrier or as a reinsurer, all as determined for such period in accordance with SAP.

Non-Admitted Assets.  Assets of any Insurance Subsidiary which are prohibited by Insurance Regulatory Authorities from being treated as assets for statutory reporting purposes.

Non-U.S. Lender.  See §4.2.3.

Note Record.  A Record with respect to a Note.

Notes.  See §2.4.

Obligations.  All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Interest Rate Agreement or in respect of any of the Loans made or any of the Notes or other instruments at any time evidencing any thereof; provided, that Obligations of any Subsidiary Guarantor shall not include any Excluded Swap Obligations of such Subsidiary Guarantor.

Omnibus Amendment and Reaffirmation Agreement.  The Omnibus Amendment and Reaffirmation Agreement, dated on or about the date hereof, among the Borrower, the Subsidiary Guarantors and the Administrative Agent.

outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificates.  The Perfection Certificates as defined in the Security Agreements.

Permitted Acquisition.  See §8.5.1.

Permitted Liens.  Liens permitted by §8.2.

Person.  Any individual, corporation, limited liability company partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Portfolio Investments.  Investments made by an Insurance Subsidiary in accordance with the Safety Insurance Investment Policy which are permitted by §8.3.

RCRA.  See §6.18(a).

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Reference Period.  As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

Register.  See §14.3.

Reimbursement Obligation.  The Borrower’s obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §2.9.6.

Relevant Governmental Body.  means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

Replacement Lender.  See §4.11.

Replacement Notice.  See §4.11.

Required Lenders.  As of any date, the Lender holding more than fifty percent (50%) of the outstanding principal amount of the Notes on such date plus the unused portion of the Commitments on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute more than fifty percent (50%) of the Total Commitment.

Reserves.  In relation to any Insurance Subsidiary at any time, all reserves for payment of policy benefits, losses, claims, expenses and similar purposes determined in accordance with SAP.

Restricted Payment.  In relation to the Borrower and its Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrower or its Subsidiaries to the Borrower or any Affiliate of the Borrower, (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower or such Subsidiary, or (d) any principal, interest or other amounts due in respect of any Indebtedness which by its terms is subordinated to payment of the Obligations.

Risk Based Capital Ratio.  With respect to any Insurance Subsidiary and as at any date of determination, the ratio of (a) Total Adjusted Capital for such Insurance Subsidiary as of such date, to (b) the Authorized Control Level RBC for such Insurance Subsidiary as of such date, in each case as such terms are defined by the NAIC Risk-Based Capital (RBC) for Insurers Model Act.

Safety Indemnity.  Safety Indemnity Insurance Company, a Massachusetts corporation.

Safety Insurance.  Safety Insurance Company, a Massachusetts corporation.

Safety Insurance Investment Policy.  The Asset Investment Criteria of Safety Insurance delivered by the Borrower to the Administrative Agent on or prior to the Closing Date, as amended, restated or otherwise modified from time to time in accordance with §8.12 hereof.

Safety Management.  Safety Management Corporation (f/k/a Whiteshirts Management Corporation), a Massachusetts corporation.

Safety Property.  Safety Property and Casualty Insurance Company, a Massachusetts corporation.

SAP Financial Statements.  The Statutory Annual Financial Statements and the Statutory Quarterly Financial Statements.

SARA.  See §6.18(a).

Security Agreements.  Collectively, (a) the Security Agreement, dated as of November 27, 2002, between the Borrower and the Administrative Agent and (b) the Security Agreement, dated as of November 27, 2002 between the Subsidiary Guarantors and the Administrative Agent, in each case as previously amended and as amended by the Omnibus Amendment and Reaffirmation Agreement.

Security Documents.  The Omnibus Amendment and Reaffirmation Agreement, the Subsidiary Guaranty, the Security Agreements, the Stock Pledge Agreements, the Confirmation Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

S&P.  Standard & Poor’s Ratings Group.

SOFR.  means a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator.

SOFR Administrator.  means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Borrowing.  means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

SOFR Loan.  means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

Statutory Annual Financial Statements.  With respect to any Insurance Subsidiary, the annual fiscal year-end financial statements required by the SAP to be filed with the Insurance Regulatory Authorities of the state in which such Insurance Subsidiary is organized and licensed to sell insurance.

Statutory Accounting Practices or SAP.  Statutory accounting practices consistently applied throughout the periods specified and the immediately prior period in accordance with NAIC’s Annual Statement Instructions and Accounting Practices and Procedures Manual, except to the extent that applicable state law may differ or that state rules or regulations require differences in reporting not relating to accounting practices and procedures in which case such state requirements shall apply.

Statutory Net Income.  In relation to any Insurance Subsidiary for any particular period, the net income of such Insurance Subsidiary for such period that appears on the SAP Financial Statements, as determined in accordance with SAP.

Statutory Quarterly Financial Statements.  With respect to any Insurance Subsidiary, the quarterly financial statements required by SAP to be filed with the Insurance Regulatory Authorities of the state in which such Insurance Subsidiary is organized and licensed to sell insurance.

Statutory Surplus.  In relation to any Insurance Subsidiary at any time, the total surplus of such Insurance Subsidiary that appears or should appear, on the SAP Financial Statements of such Insurance Subsidiary determined in accordance with SAP.

Stock Pledge Agreements.  The several Stock Pledge Agreements, each dated as of November 27, 2002, between (a) the Borrower and the Administrative Agent, and (b) Safety Management and the Administrative Agent, in each case as previously amended and as amended by the Omnibus Amendment and Reaffirmation Agreement.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Subsidiary Guarantors.  Each Subsidiary of the Borrower which is not an Insurance Subsidiary.

Subsidiary Guaranty.  The Guaranty, dated as of November 27, 2002, by each Subsidiary Guarantor in favor of the Lenders and the Administrative Agent, as previously amended and as amended by the Omnibus Amendment and Reaffirmation Agreement, pursuant to which each Subsidiary Guarantor has guaranteed to the Lenders and the Administrative Agent the payment and performance of the Obligations.

Swap Obligations.  With respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Tax Sharing Agreement.  The Amended and Restated Tax Sharing Agreement, dated as of February 28, 2002 by and among the Borrower and the Subsidiaries (as defined therein), previously delivered to the Administrative Agent.

Taxes.  See §4.2.2.

Term SOFR.  means a rate per annum equal to the greater of (a) the sum of (i) Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day plus (ii) the Term SOFR Adjustment, and (b) the Floor.

Term SOFR Adjustment.  means 0.100% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.  On the Closing Date, the Total Commitment shall be equal to $30,000,000.

Type.  As to any Loan, its nature as a Base Rate Loan or a SOFR Loan.

Unadjusted Benchmark Replacement.  means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, §2.9.6.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2.Rules of Interpretation.

(a)A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)The singular includes the plural and the plural includes the singular.

(c)A reference to any law includes any amendment or modification to such law.

(d)A reference to any Person includes its permitted successors and permitted assigns.

(e)Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)The words “include”, “includes” and “including” are not limiting.

(g)All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the

Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.3.Rates Generally.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Base Rate, the Benchmark, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (b) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof), (c) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof) or (d) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Benchmark, or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.THE REVOLVING CREDIT FACILITY.

2.1.Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with §2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment at such time.  The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  Each request for a Loan hereunder shall constitute a representation and warranty by the

Borrower that the conditions set forth in §10 and §11, in the case of the initial Loans to be made on the Closing Date, and §11, in the case of all other Loans, have been satisfied on the date of such request.

2.2.Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate of one fifth of one percent (0.20%) per annum on the daily amount during each calendar quarter or portion thereof from the date hereof to the Maturity Date by which the Total Commitment exceeds the outstanding amount of Loans during such calendar quarter.  The Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

2.3.Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $500,000 or an integral multiple of $100,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

2.4.The Notes.  The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a “Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §14 hereof) and completed with appropriate insertions.  One Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on such Lender’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal or interest on any Note when due.

2.5.Interest on Loans.  Except as otherwise provided in §4.10,

(a)Each Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate as in effect from time to time.

(b)Each Loan which is a SOFR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to Term SOFR determined for such Interest Period plus one and one-quarter of one percent (1.25%).

(c)The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d)Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.6.Requests for Loans.  The Borrower shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Loan requested hereunder (a “Loan Request”) (a) no later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Base Rate Loan and (b) no later than 11:00 a.m. (Boston time) on not less than three (3) Government Securities Business Days prior to the proposed Drawdown Date of any SOFR Loan.  Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan and (iv) the Type of such Loan.  If a Loan Request does not specify the Type of Loan requested, it will be treated as a request for a Base Rate Loan.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date.  Each Loan Request for a Base Rate Loan shall be in a minimum aggregate amount of $100,000 or an integral multiple of $100,000 in excess thereof and each Loan Request for a SOFR Loan shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof.

2.7.Conversion Options.

2.7.1.  Conversion to Different Type of Loan.  The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (a) with respect to any such conversion of a SOFR Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent written notice (or telephone notice promptly confirmed in writing) no later than 11:00 a.m. (Boston time) on the date of such election; (b) with respect to any such conversion of a Base Rate Loan to a SOFR Loan, the Borrower shall give the Administrative Agent at least three (3) Government Securities Business Days prior written notice of such election; (c) with respect to any such conversion of a SOFR Loan into a Base Rate Loan, if such conversion is not made on the last day of the Interest Period with respect thereto, such conversion shall require the payment of any amounts due under §4.9 hereof, and (d) no Loan may be converted into a SOFR Loan when any Default or Event of Default has occurred and is continuing.  On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Applicable Lending Office.  All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion into a Base Rate Loan shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof and a partial conversion into a SOFR Loan shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Conversion Request relating to the conversion of a Loan to a SOFR Loan shall be irrevocable by the Borrower.

2.7.2.  Continuation of Type of Loan.  Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no SOFR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge.  In the event that the Borrower fails to provide any such notice with respect to the continuation of any SOFR Loan as such, then such SOFR Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto.  The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7.2 is scheduled to occur.

2.7.3.  SOFR Loans.  Any conversion to or from SOFR Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all SOFR Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof. No more than seven (7) SOFR Loans having different Interest Periods may be outstanding at any time.

2.8.Funds for Loan.

2.8.1.  Funding Procedures.  Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the

Borrower the aggregate amount of such Loans made available to the Administrative Agent by the Lenders.  The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Loans.

2.8.2.  Advances by Administrative Agent.  The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360.  A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender.  If the amount of such Lender’s Commitment Percentage of such Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

2.9.Letters of Credit.

2.9.1.  Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Administrative Agent’s customary form (a “Letter of Credit Application”), the Administrative Agent, on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §2.9.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby letters of credit (each, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Administrative Agent; provided, however, that, after giving effect to such request, (i) the sum of the aggregate amount available to be drawn on all Letters of Credit outstanding shall not exceed $5,000,000 at any one time and (ii) the sum of (1) the Maximum Drawing Amount and (2) the amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment at such time.

2.9.2.  Letter of Credit Applications.  Each Letter of Credit Application shall be completed to the satisfaction of the Administrative Agent.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

2.9.3.  Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) provide for a term of no more than one (1) year subject to automatic renewals, but in no event have an expiry date later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Revolving Credit Loan Maturity Date.  Each Letter of Credit so issued, extended or renewed shall be subject to either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Administrative Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

2.9.4.  Reimbursement Obligations of Lenders.  Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage of the Total Commitment, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Administrative Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §2.9.6 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

2.9.5.  Participations of Lenders.  Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower’s Reimbursement Obligation under §2.9.6 in an amount equal to such payment.  Each Lender shall share in accordance with its funded participating interest in any interest which accrues pursuant to §2.9.6.

2.9.6.  Reimbursement Obligation of the Borrower.  In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder,

(a)except as otherwise expressly provided in subsections (b) and (c) below, on each date that any draft presented under such Letter of Credit is honored by the Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Administrative Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Lender in connection with any payment made by the Administrative Agent or any Lender under, or with respect to, such Letter of Credit,

(b)upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and

(c)upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrower under this §2.9.6 at any time from the date such amounts become due and payable (whether as stated in this §2.9.6, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate calculated in accordance with §4.10 for Revolving Credit Loans.

2.9.7.  Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrower fails to reimburse the Administrative Agent as provided in §2.9.6 on or before the date that such draft is paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation.  No later than 1:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, such Lender’s Commitment Percentage (in respect of the Total Commitment) of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender’s Commitment Percentage (in respect of the Total Commitment) of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage (in respect of the Total Commitment) of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360.  The responsibility of the Administrative Agent to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

2.9.8.  Obligations Absolute.  The Borrower’s obligations under this §2.9 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit.  The Borrower further agrees with the Administrative Agent and the Lenders that the Administrative Agent and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under §2.9.6 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  The Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrower.

2.9.9.  Reliance by Issuer.  To the extent not inconsistent with §2.9.8, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

2.9.10.  Letter of Credit Fee.  The Borrower shall pay a fee (in each case, a “Letter of Credit Fee”) to the Administrative Agent in respect of each Letter of Credit in an amount equal to the product of (a) Term SOFR multiplied by (b) the face amount of such standby Letter of Credit, with such Letter of Credit Fee being payable in advance at the time each such Letter of Credit is issued.  In respect of each Letter of Credit, the Borrower shall also pay to the Administrative Agent for the Administrative Agent’s own account, at such other time or times as such charges are customarily made by the Administrative Agent, the Administrative Agent’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

2.10.Increase in Commitment.

2.10.1.  Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may on a one-time basis, request an increase in the Total Commitment by an amount not exceeding $20,000,000 (the “Increase Option”); provided that any such request for an increase shall be in a minimum amount of $5,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than fourteen (14) Business Days from the date of delivery of such notice to the Lenders).

2.10.2.  Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its applicable percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment Percentage.

2.10.3.  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

2.10.4.  Effective Date and Allocations.  If the Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

2.10.5.  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (a) a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this §2.10, the representations and warranties contained in §6.4.2 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of §7.4, and (B) no Default exists, (b) a legal opinion from Borrower’s counsel in form and substance satisfactory to the Administrative Agent and (c) such other documentation as the Lenders or the Administrative Agent may reasonably request.  The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to §2.7) to the extent necessary to keep the outstanding Loans ratable with any revised Commitment percentages arising from any nonratable increase in the Commitments under this Section.

2.10.6.  Conflicting Provisions.  This Section shall supersede any provisions in §15.2 to the contrary.

3.REPAYMENT OF THE LOANS.

3.1.Maturity.  The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest, Commitment Fees thereon and any other fees relating to the Loans.

3.2.Mandatory Repayments of Loans.  If at any time the sum of the outstanding amount of the Loans exceeds the Total Commitment at such time, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders.  Each prepayment of Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.3.Optional Repayments of Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any SOFR Loans pursuant to this §3.3 that is not made on the last day of the Interest Period relating thereto shall be accompanied by any amounts due under §4.9 hereof.  The Borrower shall give the Administrative Agent notice, no later than 11:00 a.m., Boston time, on the date of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and at least three (3) Government Securities Business Days notice of any proposed prepayment pursuant to this §3.3 of SOFR Loans, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid.  Each such partial prepayment of the Loans shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of SOFR Loans.  Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.CERTAIN GENERAL PROVISIONS.

4.1.Closing Fees.  The Borrower shall pay to the Administrative Agent the closing fees and such other fees as set forth in the Fee Letter (collectively, the “Closing Fee”).

4.2.Funds for Payments.

4.2.1.  Payments to Administrative Agent.  All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

4.2.2.  No Offset, etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction or withholding for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein but excluding franchise taxes and other taxes imposed on or measured by any Lender’s net income, profits or receipts, in the case of each such exclusion as a result of a connection between such Lender and the relevant taxing jurisdiction other than solely by reason of such Lender having executed, delivered or performed its obligations under, or received payment under, or enforced this Credit Agreement or any other Loan Document (not including by having a lending or similar office in the relevant taxing jurisdiction such non-excluded item being called “Taxes”), unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Administrative Agent certificates  or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

4.2.3.  Non-U.S. Lenders.  Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account, deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8IMY and all required supporting documentation and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder of the Borrower for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8BEN, as applicable (or successor forms).  Each Lender or the  Administrative Agent agrees that it shall, promptly upon a change of its Applicable Lending Office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI or Form W8IMY in addition to or in replacement of the forms previously delivered, deliver to the  Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable (or any successor forms thereto).

4.2.4.  Liabilities.  The Borrower shall not be obliged to pay any additional amounts to any Lender or the Administrative Agent pursuant to §4.2.1, or to indemnify any Lender or the Administrative Agent pursuant to §15.3, in respect of Taxes to the extent imposed as a result of (i) the failure of such Lender or the Administrative Agent to deliver to the Borrower the form or forms and/or other certificates, documents or other evidence, as applicable to such Lender or the Administrative Agent, pursuant to §4.2.3, (ii) the information or certifications made in such form or forms by the Lender or the Administrative Agent being untrue or inaccurate on the date delivered in any material respect, (iii) the Lender or the Administrative Agent designating a successor Applicable Lending Office which has the effect of causing such Lender or the Administrative Agent to become obligated for tax payments in excess of those in effect immediately prior to such designation or (iv) such Lender or the Administrative Agent being treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision; provided, however, that the Borrower shall be obliged to pay an additional amount to any such Lender or the Administrative Agent pursuant to §4.2.1, and to indemnify any such Lender or the Administrative Agent pursuant to §15.3, in respect of United States federal income or withholding taxes if (i) any such failure to deliver a form or forms or other certificates, documents or other evidence, or any inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty or regulation occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or other certificates, documents or other evidence, or rendered the information or certifications made in such form or forms or other certificates, documents or other evidence, untrue or inaccurate in any material respect and the Lender or the Administrative Agent so advises the Borrower and the Administrative Agent (in the case of a Lender) promptly in writing, (ii) the redesignation of the Lender’s or the Administrative Agent’s Applicable Lending Office was made at the request of the Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to §4.2.1 or to indemnify any such Lender or the Administrative Agent pursuant to §15.3 is with respect to an assignee lender that becomes an assignee lender as a result of an assignment made at the request of the Borrower.

4.3.Computations.  All computations of interest on Base Rate Loans and Fees shall be based on a 365/366 day year for the actual number of days elapsed.  All computations of interest on SOFR Loans shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to SOFR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the Note Records from time to time shall be considered correct and binding on the Borrower, absent manifest error, unless within sixty (60) days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Borrower shall notify the Administrative Agent or such Lender to the contrary.

4.4.Inability to Determine Rates.  Subject to Section 4.12, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent,

the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or maintain SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (b) above, at the instruction of the Required Lenders) revokes such notice.  Upon the Borrower’s receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.6.  Subject to Section 4.12, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

4.5.Illegality.  If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make or maintain SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of “Base Rate” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.6.

4.6.Additional Costs, etc.  If any change after the Closing Date in applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b)materially change the basis of taxation (except for changes in Taxes) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c)impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d)impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is

(i)to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii)to reduce the amount of principal, interest or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii)to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder,

then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum.

4.7.Capital Adequacy.  If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change after the Closing Date in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Lender shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Lender in light of these circumstances.  If the Borrower and such Lender are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Lender’s reasonable determination, provide adequate compensation.  Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

4.8.Certificate.  A certificate setting forth any additional amounts payable pursuant to §§4.6 or 4.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

4.9.Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any SOFR Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain its SOFR Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a SOFR Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

4.10.Interest After Default.

4.10.1.  Overdue Amounts.  Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) until such amount shall be paid in full (after as well as before judgment).

4.10.2.  Amounts Not Overdue.  During the continuance of an Event of Default the principal of the Loans not overdue shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Required Lenders pursuant to §15.12, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to §2.5 and (b) the rate of interest applicable to overdue principal pursuant to §4.10.1.

4.11.Replacement of Lenders.  If any Lender (an “Affected Lender”) (a) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to §§4.6 or 4.7 or other increases in the costs of the Loans, (b) is unable to make or maintain SOFR Loans as a result of a condition described in §4.5, (c) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement, or (d) shall refuse to consent to certain proposed changes, waivers, discharges or terminations as provided in the last sentence of §15.12, the Borrower may, so long as no Default or Event of Default has occurred and is then continuing, within thirty (30) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation or causing §4.5 to be applicable), or default, as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to reasonably cooperate with the Borrower in obtaining a replacement Lender reasonably satisfactory to the Administrative Agent or its successor and the Borrower (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with §14, all of its Commitment, Loans, Notes and other rights and obligations under this

Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the Borrower shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§4.6 and 4.7.  Upon the effective date of such assignment, the Borrower shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.

4.12.Benchmark Replacement Setting.

(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.12(d) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.12.

(d)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

5.COLLATERAL SECURITY AND GUARANTIES.

5.1.Security of Borrower.  The Obligations shall be secured by (a) a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party, and (b) subject to applicable law, a pledge by the Borrower of all of the Capital Stock of each of its directly-owned Subsidiaries, pursuant to the terms of its Stock Pledge Agreement.  Neither this Section 5.1 nor any other provision contained in this Credit Agreement or any Loan Document shall be construed to require the assets of any Insurance Subsidiary to be pledged as security for the Obligations.

5.2.Guaranties and Security of Subsidiaries.  The Obligations (other than, with respect to any Subsidiary Guarantor, the Excluded Swap Obligations) shall also be guaranteed by the Subsidiary Guarantors pursuant to the terms of the Subsidiary Guaranty.  The obligations of the Subsidiary Guarantors under the Subsidiary Guaranty shall be in turn secured by (a) a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of each such Subsidiary Guarantor, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which such Subsidiary Guarantor is a party, and (b) a pledge by such Subsidiary Guarantor of all of the Capital Stock of each of its Subsidiaries owned by the Subsidiary Guarantor pursuant to the terms of its Stock Pledge Agreement.

6.REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

6.1.Corporate Authority.

6.1.1.  Incorporation; Good Standing.  Each of the Borrower and its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, (c) has all licenses, certificates, permits, franchises and other governmental authorizations necessary to own and operate its property and to conduct its business as now conducted and as presently contemplated, including, without limitation, any licenses required by the Massachusetts Division of Insurance (the “Division”) and all licenses and authorizations in all jurisdictions which require any Person controlling one or more insurance companies to be so licensed or authorized, except where the failure to have such licenses or authorizations would not have a Material Adverse Effect, (d) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect, and (e) in the case of each Insurance Subsidiary, (i) is duly licensed or authorized as an insurance company in its jurisdiction of incorporation (ii) duly licensed or authorized as an insurance company, and, where applicable, to engage in the business of reinsurance in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly licensed or authorized in its jurisdiction of incorporation to write or conduct each line of its business, in each case, where the failure to be so duly licensed or authorized would reasonably be expected to have a Material Adverse Effect.  Each Insurance Subsidiary is, where required, duly licensed or authorized and appointed as a third party administrator, insurance agency, managing general agency or similar service provider, in its jurisdiction of incorporation and in each other jurisdiction where it is required to be so licensed or authorized.

6.1.2.Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, such Person.

6.1.3.Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

6.2.Governmental Approvals.  The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which such Person is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than the filing of UCC financing statements or other than the filing by the Borrower’s Insurance Subsidiaries to be made pursuant to Massachusetts General Laws, Chapter 175, Section 206C(a)(1) or those already obtained.

6.3.Title to Properties; Leases.  Except as indicated on Schedule 6.3 hereto, and after giving effect to the transactions contemplated hereby, the Borrower and its Subsidiaries own all of the assets reflected in the pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at the Closing Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens or other rights of others, except Permitted Liens.

6.4.Financial Statements and Projections.

6.4.1.  Fiscal Year.  The Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.

6.4.2.  Financial Statements.  The Borrower has delivered to the Administrative Agent copies of the financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2007 and the fiscal quarter ended March 31, 2008.  Such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the respective dates of such financial statements and the results of the Borrower and its Subsidiaries for the periods covered by such financial statements.  The Annual Statutory Financial Statements of the Insurance Subsidiaries for the fiscal year ended December 31, 2007 comply in all material respects with applicable accounting requirements of the rules and regulations of the Division with respect thereto and have been prepared in accordance with the rules and regulations of the Division as such rules and regulations were in effect at the time of preparation and submission thereof.

6.4.3.  Projections.  The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2008 to 2009 fiscal years, copies of which have been delivered to the Administrative Agent, have been made in good faith on the basis of information available to the Borrower at the time such projections were furnished to the Administrative Agent.  The projections were based upon good faith estimates and assumptions believed to be reasonable when made, it being acknowledged by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ significantly from the projected results.

6.5.No Material Adverse Changes, etc.  Except as set forth on Schedule 6.5 hereto, since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect on the Borrower and its Subsidiaries.

6.6.Franchises, Patents, Copyrights, etc.  The Borrower and each of its Subsidiaries possesses all material franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

6.7.Litigation.  Except for the defense of claims asserted by insureds in the ordinary course of business against any Insurance Subsidiary’s business and as set forth in Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any Governmental Authority, that, (a) if adversely determined, might, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or (iii) result in any substantial liability not adequately covered by insurance for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or (b) which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

6.8.No Materially Adverse Contracts, etc.  Neither the Borrower nor any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is reasonably expected in the future to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is reasonably expected, in the judgment of the Borrower’s officers, to have any Material Adverse Effect.

6.9.Compliance with Other Instruments, Laws, etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

6.10.Tax Status.  Each of the Borrower and its Subsidiaries (a) has made or filed all material federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or which are immaterial in amount and (c) has set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim.

6.11.No Event of Default.  No Default or Event of Default has occurred and is continuing.

6.12.Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

6.13.Absence of Financing Statements, etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

6.14.Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral.  Except for the approval of Insurance Regulatory Authorities, if applicable, prior to the Administrative Agent’s exercise of its rights with respect to the shares of the Insurance Subsidiaries’ Capital Stock owned by the Borrower and pledged pursuant to the Security Documents, the Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.  The Borrower or one of its Subsidiaries, as specified in the Security Documents, is the owner of the Collateral free from any Lien, except for Permitted Liens.

6.15.Certain Transactions.  Except as set forth on Schedule 6.15 hereto, and for arm’s length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial ownership interest or is an officer, director, trustee or partner.

6.16.Employee Benefit Plans.

6.16.1.  In General.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and the Code. The Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

6.16.2.  Terminability of Welfare Plans.  No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

6.16.3.  Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency or the notice or lien provisions of §302(f) of ERISA, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which that are due have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

6.16.4.  Multiemployer Plans.  Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

6.17.Use of Proceeds.

6.17.1.  General.  The proceeds of the Loans shall be used for working capital and general corporate purposes by the Borrower and its Subsidiaries.

6.17.2.  Regulations U and X.  No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

6.18.Environmental Compliance.  To the Borrower’s knowledge, except as disclosed on Schedule 6.18 hereto:

(a)none of the Borrower or its Subsidiaries is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a Material Adverse Effect;

(b)neither the Borrower nor any of its Subsidiaries has received written notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any material claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c)(i) no portion of the Real Estate has been used by the Borrower or its Subsidiaries for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower or its Subsidiaries, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a Material Adverse Effect; (iv) there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a Material Adverse Effect; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance with such permits and applicable Environmental Laws; and

(d)none of the Borrower and its Subsidiaries is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

6.19.Subsidiaries, etc.  As of the Closing Date, the only Subsidiaries of the Borrower are as set forth on Schedule 6.19.  Neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.  The jurisdiction of incorporation/formation and principal place of business of each Subsidiary of the Borrower is listed on Schedule 6.19 hereto.

6.20.Distribution Restrictions.  Except as set forth in Massachusetts General Laws, Chapter 175, Section 206C(r) (or any successor statute) and for any other restrictions under applicable law, there are no restrictions on the payment of Distributions (without prior regulatory approval) by any of the Insurance Subsidiaries to the Borrower.

6.21.Insurance Regulatory Matters.  No license of any Insurance Subsidiary, the loss of which would reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation.  To the knowledge of the Borrower, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

6.22.Reinsurance.  There have been no material changes to the reinsurance and coinsurance arrangements of any Insurance Subsidiary since October 16, 2001.

6.23.Disclosure.  No representation or warranty made by the Borrower or any Subsidiary in this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made.  There is no fact known to the Borrower or any of its Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

7.AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

7.1.Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, the Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

7.2.Maintenance of Office.  The Borrower will maintain its chief executive office at 20 Custom House Street, Boston, Massachusetts 02110 or at such other place in the United States of America as such Person shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon such Person in respect of the Loan Documents to which such Person is a party may be given or made.

7.3.Records and Accounts.  The Borrower will, and the Borrower will cause its Subsidiaries to, (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and SAP, as applicable, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage PricewaterhouseCoopers LLP or other independent certified public accountants reasonably satisfactory to the Administrative Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than sixty (60) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Administrative Agent.

7.4.Financial Statements, Certificates and Information.  The Borrower will deliver to the Administrative Agent:

(a)(i)  as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, (A) the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, and solely in respect of the consolidated statements, certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, and in respect of the consolidating financial statements, certified consistent with past practices, by PricewaterhouseCoopers LLP or by other independent certified public accountants reasonably satisfactory to the Administrative Agent, and (B) the Statutory Annual Financial Statements of each Insurance Subsidiary for such fiscal year, in each case to be delivered to the Administrative Agent simultaneously with the delivery of such financial statements to the Insurance Regulatory Authorities, and (ii) simultaneously with delivery to the Insurance Regulatory Authorities and in any event not later than one hundred eighty (180) days after the end of each fiscal year of the Borrower, the audited Statutory Annual Financial Statements of each Insurance Subsidiary for such fiscal year, together with an actuarial opinion and management discussion and analysis for each such Insurance Subsidiary;

(b)as soon as practicable, but in any event not later than sixty (60) days after the end of the first three fiscal quarters of each fiscal year of the Borrower (i) copies of (A) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (except for provisions for footnotes, reserves and accruals and subject to year-end adjustments), and (B) the Statutory Quarterly Financial Statements of each Insurance Subsidiary for such fiscal quarter, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (except for provisions for footnotes, reserves and accruals and subject to year-end adjustments), in each case to be delivered to the Administrative Agent simultaneously with the delivery of such financial statements to the Insurance Regulatory Authorities, and (ii) a summary of all Portfolio Investments, together with valuations for such Portfolio Investments as of the end of such fiscal quarter;

(c)simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 as of the end of the period then ended and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date, and (ii) a summary of all material changes to reinsurance coverage during the period covered by such financial statements;

(d)within ten (10) days of the filing or mailing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with Securities and Exchange Commission or sent to the stockholders of Borrower;

(e)not later than sixty (60) days after the beginning of each fiscal year of the Borrower, the annual budget of the Borrower and its Subsidiaries;

(f)not later than one hundred twenty (120) days after the beginning of each fiscal year of the Borrower, an actuarial opinion (accompanied by reasonably sufficient detail) as to the adequacy of the Reserves of Safety Insurance, and, if any other Insurance Subsidiary represents twenty percent (20%) or more of the Aggregate Statutory Surplus, of such Insurance Subsidiary, as at the last day of such fiscal year.  Each such opinion shall be prepared and delivered by PricewaterhouseCoopers LLP or such other actuary of recognized national standing chosen by the Borrower and reasonably acceptable to the Administrative Agent.  Each such opinion shall be in scope and detail reasonably satisfactory to the Administrative Agent;

(g)within ten (10) days of the receipt thereof, copies of all accountants’ management letters; and

(h)from time to time such other financial data and information as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request.

7.5.Notices.

7.5.1.  Default.  Promptly, and in any event within five (5) Business Days after becoming aware of the occurrence of any Default or Event of Default, the Borrower will notify the Administrative Agent in writing, together with a reasonably detailed description thereof.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent, describing the notice or action and the nature of the claimed default.

7.5.2.  Environmental Events.  The Borrower will promptly give notice to the Administrative Agent (a) of any material violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.

7.5.3.  Notification of Claim against Collateral.  The Borrower will, promptly upon becoming aware thereof, notify the Administrative Agent in writing of any setoff, claims (including, with respect to the Real Estate, material environmental claims), withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject.

7.5.4.  Notice of Litigation and Judgments.  Except for litigation and proceedings asserted by insureds in the ordinary course of business against any Insurance Subsidiary’s business, the Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing within ten (10) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail reasonably satisfactory to the Administrative Agent, within ten (10) Business Days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

7.5.5.  Notice of Change in Rating.  The Borrower will, promptly upon becoming aware thereof, notify the Administrative Agent in writing of any change in the rating (as rated by A.M. Best Company) of any Insurance Subsidiary.

7.5.6.  Notice of Material Adverse Effect.  Promptly, and in any event within five (5) Business Days after becoming aware of anything which would reasonably be expected to have a Material Adverse Effect, the Borrower will notify the Administrative Agent in writing, together with a reasonably detailed description thereof.

7.6.Legal Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries except as permitted by §8.5.1 hereof or the dissolution of any Subsidiary of the Borrower whose operation has been discontinued if such dissolution is, in the judgment of the Borrower, desirable in the conduct of its business and would not reasonably be expected to have a Material Adverse Effect.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company or a limited liability partnership.  The Borrower (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §7.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

7.7.Insurance; Reinsurance.  (a)  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreements.  The Borrower and each of its Subsidiaries shall maintain at all times reinsurance coverage reasonably satisfactory to the Administrative Agent and will provide evidence of such reinsurance coverage at the request of the Administrative Agent.

(b)Any Insurance Subsidiary may enter into any reinsurance agreement or retrocession agreement in the ordinary course of business in accordance with its normal underwriting, indemnity and retention policies, provided, however, that no Insurance Subsidiary shall enter into any loss portfolio transfer or any surplus relief transaction (within the meanings prescribed by SAP) through assumption, reinsurance, cancellation and rewriting of insurance business or otherwise, if after giving effect thereto, the aggregate segregated surplus or enhancement to surplus of all Insurance Subsidiaries under SAP resulting from all such transfers entered into by all Insurance Subsidiaries after the date hereof would exceed $2,500,000.

7.8.Taxes.  The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

7.9.Inspection of Properties and Books, etc.

7.9.1.  General.  The Borrower shall permit the Lenders, through the Administrative Agent or any  designated representative of the Administrative Agent, to visit and inspect any of the properties of the Borrower and of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of assets, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request, provided, however that so long as no Event of Default shall have occurred or be continuing, no more than $30,000 in the aggregate per annum of the expenses relating to such examinations and verifications shall be at the expense of the Borrower.

7.9.2.  Appraisals.  If an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, the Borrower will obtain and deliver to the Administrative Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to the Administrative Agent, stating the then current business value of each of the Borrower and its Subsidiaries.  All such appraisals shall be conducted and made at the expense of the Borrower.

7.9.3.  Communications with Accountants.  The Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Borrower’s independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries.  At the request of the Administrative Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §7.9.3.

7.10.Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments, in each case, to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government (including, without limitation, any Insurance Regulatory Authority) shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Person to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

7.11.Employee Benefit Plans.  The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

7.12.Use of Proceeds.  The Borrower will use the proceeds of the Loans solely for the purposes set forth in §6.17.1.

7.13.Insurance Regulatory Filings; Examination Reports.

(a)The Borrower will cause each of its Insurance Subsidiaries to furnish to the Administrative Agent promptly (i) each material registration, filing or submission made by or on behalf of any such Insurance Subsidiary with any Insurance Regulatory Authority, (ii) each material examination report or other similar material report submitted to any such Insurance Subsidiary by any Insurance Regulatory Authority, (iii) each notice of any material violation by the Borrower or any of its Subsidiaries of, or any material deficiency of the Borrower or any of its Subsidiaries under, any applicable laws relating to insurance companies or to persons controlling insurance companies, and (iv) any other material notice received by the Borrower or any of its Subsidiaries from any Insurance Regulatory Authority.

(b)The Borrower will cause each of its Insurance Subsidiaries to furnish to the Administrative Agent all material information which the Administrative Agent may from time to time request with respect to the nature or status of any material deficiencies or violations reflected on any such examination report or other similar report or notice furnished to the Administrative Agent pursuant to §7.13(a) hereof.

(c)The Borrower will cause each Insurance Subsidiary of the Borrower to establish and maintain on its books Reserves which shall at all times be adequate, under Statutory Accounting Practices, to cover the total amount of all of its reasonably anticipated liabilities under all issued and outstanding policies under which it has or may have any liability.  The Borrower will also cause each Insurance Subsidiary of the

Borrower at all times to own assets qualifying as reserve assets under applicable laws in an aggregate amount at least equal to all of its Reserves.

7.14.Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

8.CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

8.1.Restrictions on Indebtedness.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b)endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)Indebtedness incurred in connection with the acquisition after the Closing Date of any real or personal property by the Borrower or such Subsidiary or under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $20,000,000 at any one time;

(d)Indebtedness in respect of Interest Rate Agreements;

(e)Indebtedness existing on the date hereof and listed and described on Schedule 8.1 hereto;

(f)Indebtedness of the Borrower under the Tax Sharing Agreement;

(g)Indebtedness in respect of the Distributions permitted by §8.4;

(h)Indebtedness of the Borrower or any of its Subsidiaries in respect of Incentive Arrangements;

(i)in the case of any Insurance Subsidiary, reserves for losses and loss adjustment expenses, reserves for unearned premiums, reinsurance balances, funds withheld, agents’ balances payable, liabilities for retrospective rate adjustments, liabilities for final premium adjustments and contingent commissions payable, incurred or assumed by such Insurance Subsidiary in the ordinary course of business;

(j)Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, worker’s compensation, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(k)Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(l)Indebtedness in respect of performance, surety, statutory, insurance, appeal or similar bonds obtained in the ordinary course of business;

(m)Indebtedness of the Borrower or any of its Subsidiaries incurred to refinance or replace Indebtedness of such Person otherwise permitted under this §8.1, provided, that (i) the principal amount (or committed principal amount) of such refinancing Indebtedness shall not exceed the outstanding principal amount (or committed principal amount) of the Indebtedness being refinanced, (ii) the terms of such refinancing Indebtedness, taken as a whole, are not more onerous to the Borrower or such Subsidiary, as applicable, than the terms of the Indebtedness being refinanced, and (iii) the Administrative Agent shall have consented to the incurrence of such refinancing Indebtedness, such consent not to be unreasonably withheld;

(n)(i) other unsecured Indebtedness, and (ii) other Indebtedness (including, without limitation, the assumption or issuance of unsecured seller paper) existing at the time a Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a wholly-owned Subsidiary of the Borrower in compliance with §8.5.1; provided that such Indebtedness (other than the assumption or issuance of unsecured seller paper) was not created in contemplation of such merger or consolidation or acquisition; and provided further that Indebtedness permitted under this paragraph (n)(i) and (ii) shall not exceed $20,000,000 in the aggregate in principal amount outstanding;

(o)Indebtedness of the Borrower or any Subsidiary Guarantor in respect of intercompany loans, advances, obligations or similar transfers evidenced by an intercompany note among the Borrower and the Subsidiary Guarantors, provided that such intercompany notes are pledged and delivered by the Borrower or such Subsidiary Guarantor to the Administrative Agent for the benefit of the Administrative Agent and the Lenders as collateral security for the Obligations;

(p)Indebtedness of any Insurance Subsidiary in connection with Investments in the ordinary course of business made in accordance with the Safety Insurance Investment Policy; and

(q)Indebtedness of any Insurance Subsidiary incurred under any collateralized loan program administered by the Federal Home Loan Bank of Boston that is available to insurance company members of the Federal Home Loan Bank of Boston not to exceed $150,000,000 in the aggregate for all Insurance Subsidiaries.

8.2.Restrictions on Liens.

8.2.1.  Permitted Liens.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)Liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

(ii)Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or being contested in good faith or Liens on properties to secure claims for labor, materials or supplies in respect of obligations not overdue or being contested in good faith;

(iii)deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iv)Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(v)Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue or being contested in good faith;

(vi)encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii)Liens existing on the date hereof and listed on Schedule 8.2 hereto;

(viii)(i) Liens to secure Capitalized Lease obligations of the type and amount permitted by §8.1(c), so long as such Liens cover only the property subject to such Capitalized Leases, and (ii) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §8.1(c), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired to the extent of the amount borrowed;

(ix)Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent under the Loan Documents;

(x)Liens in favor of the counterparties under any Interest Rate Agreements not to exceed $10,000,000 in the aggregate;

(xi)purchase money liens on personal property or mortgage liens on real property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a wholly-owned Subsidiary of the Borrower in compliance with §8.5.1; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those subject to such Liens and to the extent of the amount borrowed prior to such merger, consolidation or acquisition, and secure Indebtedness permitted by §8.1(n)(ii) (other than the assumption of seller paper);

(xii)the replacement, extension or renewal (without increase in amount) of any Lien permitted by clauses (vii) or (viii) of this §8.2.1 upon or in the same property theretofore subject thereto, so long as such Liens do not extend to cover any assets other than those being refinanced; and

(xiii)Liens on mortgage backed securities and other real estate related securities of Insurance Subsidiaries having an aggregate book value not in excess of $150,000,000 to secure Indebtedness permitted under Section 8.1(q).

8.2.2.  Restrictions on Negative Pledges and Upstream Limitations.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding this Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired (except for purchase money security interests or liens on assets securing such purchase money security interests and Indebtedness assumed pursuant to Permitted Acquisitions to the extent permitted under §8.1 hereunder), or (b) enter into any agreement, contract or arrangement (excluding this Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make Distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §8.2.1, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business, and (iii) restrictions in connection with Permitted Acquisitions.

8.3.Restrictions on Investments.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except:

(a)marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

(b)demand deposits, certificates of deposit, bank acceptances and time deposits of United States banks having total assets in excess of $500,000,000;

(c)securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P-1” if rated by Moody’s, and not less than “A-1” if rated by S&P;

(d)repurchase agreements secured by one or more of the foregoing;

(e)Investments existing on the date hereof and listed on Schedule 8.3 hereto;

(f)Investments consisting of the Subsidiary Guaranty or Investments by the Borrower in Subsidiaries of the Borrower existing on the Closing Date;

(g)Investments by the Borrower or any of its Subsidiaries made in connection with any Indebtedness permitted under §8.1(c) hereof;

(h)Investments by the Borrower or any Subsidiary in connection with Permitted Acquisitions;

(i)Investments consisting of promissory notes or other instruments received as proceeds of asset dispositions permitted by §8.5.2;

(j)Investments by the Borrower or any of its Subsidiaries in Cash Equivalents;

(k)Investments by any Insurance Subsidiary pursuant to and in accordance with the Safety Insurance Investment Policy, as in effect on the Closing Date, or as amended, modified or supplemented in compliance with the provisions of §8.12 hereof; and

(l)any other Investment not otherwise permitted by this §8.3, so long as the aggregate amount of such other Investments made by the Borrower and its Subsidiaries while any Commitment or Obligations are outstanding does not exceed $20,000,000;

provided, however, that, with the exception of demand deposits referred to in §8.3(b) and Investments permitted by §8.3(g) and (k), all such Investments by the Borrower or any Subsidiary Guarantor will be considered Investments permitted by this §9.3 only if all actions have been taken to the reasonable satisfaction of the Administrative Agent to provide to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens.

8.4.Restricted Payments.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, make any Restricted Payments other than dividends or payments:

(a)reserved;

(b)by any Subsidiary of the Borrower to the Borrower, provided that the Borrower shall cause each Insurance Subsidiary, to the extent not otherwise prohibited by any applicable laws or regulations or otherwise paid, to pay dividends to the Borrower in an amount sufficient to satisfy the payment requirements hereunder;

(c)by the Borrower, so long as no Default or Event of Default under §§12.1(a), (b) or (c) (only with regard to a failure to comply with §9) has occurred and is continuing (i) to repurchase shares of its common stock for cash from employees or former employees; provided, however, that the aggregate amount of all payments made in cash during the term of this Credit Agreement pursuant to this §8.4(c)(i) shall not exceed $2,000,000, and (ii) to permit the payment of Incentive Arrangements; and

(d)to the extent not otherwise permitted by the foregoing §§8.4(a) through (c), any Restricted Payment by the Borrower in any fiscal year so long as (i) no Default or Event of Default shall have occurred and be continuing at the time such Restricted Payment is made or shall arise from such Restricted Payment and (ii) such Restricted Payment, together with all other Restricted Payments made during such fiscal year, shall not, in the aggregate, exceed the greater of (x) ten percent (10%) of the Statutory Surplus of the Insurance Subsidiaries as at the end of the most recently completed fiscal year and (y) one hundred percent (100%) of the Statutory Net Income of the Insurance Subsidiaries for the immediately preceding fiscal year as reported on the Statutory Annual Financial Statements delivered pursuant to §7.4(a).

8.5.Merger, Consolidation and Disposition of Assets.

8.5.1.  Mergers and Acquisitions.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except so long as no Default or Event of Default has occurred or is continuing, or would exist after giving effect thereto,

(a)the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two or more Subsidiaries of the Borrower; and

(b)other asset or stock acquisitions of Persons predominantly in the business of property and casualty insurance or other businesses already conducted by the Borrower on the Closing Date (a “Permitted Acquisition”) where (i) the Borrower has provided the Administrative Agent with five (5) Business Days prior written notice of such Permitted Acquisition, which notice shall include a reasonably detailed description of such Permitted Acquisition; (ii) such Permitted Acquisition is non-hostile in nature; (iii) the Borrower or a Subsidiary of the Borrower would be the surviving entity in such Permitted Acquisition (iv) the business to be acquired operates within the United States; (v) the business and assets to be acquired in such Permitted Acquisition shall be acquired by the Borrower or such Subsidiary free and clear of all liens (other than Permitted Liens) and all Indebtedness (other than Permitted Indebtedness); (vi) no contingent obligations or liabilities will be incurred or assumed in connection with such Permitted Acquisition which would reasonably be expected to have a Material Adverse Effect; (vii) the Borrower has provided the Administrative Agent with such other information as has been reasonably requested by the Administrative Agent; (viii) the Borrower has taken or caused to be taken all necessary actions to grant to the Administrative Agent a first priority perfected lien in all assets and stock to be acquired in connection with such Permitted Acquisition subject to applicable law and provided that any acquired Person which would be an Insurance Subsidiary shall not be required to grant a Lien on any assets other than Non-Admitted Assets; (ix) the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent, based on a pro forma Compliance Certificate, compliance with §9 on a pro forma basis immediately prior to and after giving effect to such Permitted Acquisition; (x) the aggregate purchase price (including assumed debt and seller paper) for Permitted Acquisitions does not exceed $20,000,000 for any particular Permitted Acquisition individually, or $60,000,000 in the aggregate during the term of this Credit Agreement and (xi) the Borrower has delivered to the Administrative Agent a certificate of the chief financial officer of the Borrower to the effect that (1) the Borrower will be solvent upon the consummation of the Permitted Acquisition; (2) the pro forma Compliance

Certificate fairly presents the financial condition of the Borrower and its Subsidiaries as of the date thereof and after giving effect to such Permitted Acquisition and (3) no Default or Event of Default then exists or would result after giving effect to the Permitted Acquisition.

In the event any new Subsidiary is formed as a result of or in connection with any Permitted Acquisition, simultaneously therewith, the Loan Documents shall be amended and/or supplemented as necessary to make the terms and conditions of the Loan Documents applicable to such Subsidiary.  In the case of the Borrower forming or purchasing such Subsidiary, such Subsidiary (other than any Insurance Subsidiary) shall become a Subsidiary Guarantor hereunder, and shall grant to the Administrative Agent for the benefit of the Lenders a perfected, first priority security interest in its assets, in accordance with the terms of the Security Agreement and the other Security Documents.  Notwithstanding anything herein to the contrary, no Subsidiary of the Borrower shall be required to become a Subsidiary Guarantor hereunder unless and until the Borrower’s aggregate Investment (including, without limitation any consideration in respect of the purchase price by the Borrower) in such Subsidiary shall exceed $35,000,000 at any time (provided, that for purposes of this Section 8.5.1, the outstanding amount of an Investment shall be calculated net of all amounts received by the Borrower from such Subsidiary (including by way of dividend, interest or otherwise)).

8.5.2.  Disposition of Assets.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) the sale, lease, license or other disposition of assets in the ordinary course of business consistent with past practices, (b) the disposition of Portfolio Investments in the ordinary course of business, (c) the disposition of any and all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor, (d) the sale of property, plants and equipment in an amount not to exceed $1,000,000 in the aggregate, and (e) the sale or disposition of assets used in the operation of the business (other than any sale of stock or the sale of all or substantially all of the assets of any Subsidiary), the proceeds of which are reinvested in the Borrower or any Subsidiary Guarantor within one hundred eighty (180) days of the receipt of such proceeds).

8.6.Sale and Leaseback.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or such Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

8.7.Compliance with Environmental Laws.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, in each case, to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

8.8.Employee Benefit Plans.  Neither the Borrower nor any ERISA Affiliate will:

(a)engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which would reasonably be expected to result in a material liability for the Borrower or any of its Subsidiaries; or

(b)permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, would reasonably be expected to result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e)permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans by more than $2,500,000, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

8.9.Business Activities; Non-Admitted Assets.  The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted or proposed to be conducted by them on the Closing Date and in related businesses.  The Borrower will not permit any Insurance Subsidiary to own any material amount of Non-Admitted Assets.

8.10.Fiscal Year.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, change the date of the end of its fiscal year from that set forth in §6.4.1.

8.11.Change in Terms of Capital Stock.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to effect or permit any change in or amendment to any document or instrument pertaining to the terms of such Person’s capital stock unless such change or amendment is of an immaterial or ministerial nature that would not have any material adverse effect on the Administrative Agent’s or the Lenders’ rights or interests under the Loan Documents or the Borrower’s Obligations under the Loan Documents.

8.12.Modification of Documents.  The Borrower will not consent to or agree to any amendment, supplement or other modification to the Tax Sharing Agreement which affects, in a manner materially adverse to the Borrower, the amount or timing of payments required to be made by the Borrower thereunder, or if such amendment, supplement or modification could reasonably be expected to materially adversely affect the Administrative Agent’s or the Lenders’ rights or interests or materially impact the Borrower’s abilities to fulfill its obligations under the Loan Documents.  The Borrower will not, nor will the Borrower permit any Insurance Subsidiary to, modify, amend or supplement the Safety Insurance Investment Policy in any material respect, except as may be required by Insurance Regulatory Authorities from time to time, without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed.

8.13.Transactions with Affiliates.  Except as set forth on Schedule 6.15 hereto, the Borrower will not, nor will the Borrower permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business, provided, however, that nothing contained in this §8.13 shall prohibit the Borrower from making payments otherwise permitted by §8.4 hereof.

9.FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

9.1.Risk Based Capital.  The Borrower will not permit (a) the Risk Based Capital Ratio of Safety Insurance to be less than 325% at any time, (b) the Risk Based Capital Ratio of Safety Indemnity to be less than 325% at any time, (c) the Risk Based Capital Ratio of Safety Property to be less than 325% at any time, and (d) the Risk Based Capital Ratio of any other Insurance Subsidiary to be less than 325% at any time.

9.2.Minimum Rating.  The Borrower will not permit any Insurance Subsidiary to have a corporate rating (as rated by A.M. Best Company) of less than B+.

9.3.Minimum Consolidated Net Worth.  The Borrower will not cause or permit Consolidated Net Worth at any time to be less than $550,000,000.

10.CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Loans shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

10.1.Loan Documents.  Each of the this Agreement, the Omnibus Amendment and Reaffirmation Agreement and any other Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance reasonably satisfactory to each of the Lenders.  Each Lender shall have received a fully executed copy of each such document.

10.2.Certified Copies of Governing Documents.  The Administrative Agent shall have received from the Borrower copies, certified by a duly authorized officer of the Borrower to be true and complete on the Closing Date, of the Governing Documents for each of the Borrower and each of its Subsidiaries as in effect on such date of certification.

10.3.Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement, the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Lenders shall have been provided to each of the Lenders.

10.4.Incumbency Certificate.  The Administrative Agent shall have received from the Borrower and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower and each such Subsidiary, each of the Loan Documents to which the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

10.5.Validity of Liens.  The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected.  The Administrative Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent.

10.6.Perfection Certificates and UCC Search Results.  The Administrative Agent shall have received from the Borrower and each of the Subsidiaries a completed and fully executed Perfection Certificate and the results of UCC, tax and judgment lien searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral owned by the Borrower and the Subsidiary Guarantors, indicating no Liens other than Permitted Liens and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

10.7.Certificates of Insurance.  The Administrative Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements.

10.8.Solvency Certificate.  The Administrative Agent shall have received an officer’s certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance reasonably satisfactory to the Lenders.

10.9.Opinion of Counsel.  The Administrative Agent shall have received favorable legal opinions addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, from Dewey & LeBoeuf LLP, counsel to the Borrower and its Subsidiaries.

10.10.Payment of Fees.  The Borrower shall have paid to the Administrative Agent the Closing Fee plus any other fees and expenses required to be paid to the Administrative Agent or the Lenders.

10.11.No Material Adverse Change.  The Administrative Agent shall be satisfied that there shall have occurred no material adverse change in the business, operations, assets, properties, financial condition or income of the Borrower and its Subsidiaries taken as a whole since the Balance Sheet Date.

10.12.No Litigation.  No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened that, in the reasonable opinion of the Administrative Agent, could reasonably be expected to have a material adverse effect on (i) the transactions contemplated hereby, (ii) the business, assets, liabilities (actual or contingent) operations, condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (iii) the ability of the Borrower or any of its Subsidiaries to perform their obligations under the Loan Documents, (iv) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, or (v) the perfection or priority of any security interests granted to the Administrative Agent under the Loan Documents.

10.13.Consents and Approvals.  The Administrative Agent shall have received evidence that all material governmental and third-party approvals necessary or advisable in connection with the credit facilities contemplated hereby and the continuing operations of the Borrower shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Borrower and its Subsidiaries taken as a whole, or the credit facilities contemplated hereby.

10.14.Rating.  The Administrative Agent shall have received evidence that each Insurance Subsidiary of the Borrower shall have received a rating of at least A- (as rated by A.M. Best Company).

10.15.Financial Tests.  On the Closing Date, the Aggregate Statutory Surplus of the Insurance Subsidiaries shall not be less than $500,000,000.

10.16.Reinsurance.  The Administrative Agent and the Lenders shall have received evidence that the Borrower and its Subsidiaries maintain reinsurance coverage consistent with its past practices.

10.17.Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

11.CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

11.1.Representations True; No Event of Default.  Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true in all material respects as of the date as of which they were made and shall also be true in all material respects at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

11.2.No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan.

12.EVENTS OF DEFAULT; ACCELERATION; ETC.

12.1.Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within five (5) Business Days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)the Borrower shall fail to comply with any of its covenants contained in §7.5.1, the first sentence of §7.6, or §§7.12, 8 or 9;

(d)(i) the Borrower shall fail to comply with any of its covenants contained in §§7.4, 7.5.2-7.5.6, 7.9.1, 7.9.2 or 7.9.3 for fifteen (15) days after written notice of such failure has been given to the Borrower by the Administrative Agent, or (ii) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

(e)any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)the Borrower or any of its Subsidiaries shall (i) fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $10,000,000, or (ii) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $10,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g)the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Person or of any substantial part of the assets of such Person or shall commence any case or other proceeding relating to such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against such Person and such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h)a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)other than claims asserted by insureds in the ordinary course of business against any Insurance Subsidiary, there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment (not bonded or covered by insurance) against the Borrower or any of its Subsidiaries that exceeds $10,000,000, or together with other outstanding final judgments, undischarged, against such Person exceeds in the aggregate, $20,000,000;

(j)reserved;

(k)the Borrower engages in any material business activity, except its ownership of the Subsidiaries and its performance from time to time of its obligations under the Material Documents and each other agreement, instrument, or document contemplated hereby, whether or not executed on or before the Closing Date;

(l)if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $10,000,000, the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $10,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) would reasonably be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(n)the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days and would have a Material Adverse Effect;

(o)there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect;

(p)there shall occur (i) the loss, suspension or revocation of any Material Insurance License or any license to sell homeowners insurance or personal passenger automobile insurance or the failure to renew or reissue any Material Insurance License or such license to sell homeowners insurance or personal passenger automobile insurance within ninety (90) days of the expiration thereof, or (ii) the loss, suspension or revocation of, or failure to renew, any other license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;

(q)reserved;

(r)during any period of twenty-four (24) consecutive calendar months,  Continuing Directors shall cease to constitute a majority of the Board of Directors of the Borrower; or

(s)any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of thirty percent (30%) or more of the Voting Stock of the Borrower;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g) or 12.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

12.2.Termination of Commitments.  If any one or more of the Events of Default specified in §12.1(g) or §12.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower.  If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans.  No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

12.3.Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, each Lender, if owed any amount with respect to the Loans, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender.  No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12.4.Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)Second, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable, and (iii) no payments by a Subsidiary Guarantor and no proceeds of Collateral of a Subsidiary Guarantor shall be applied to the Excluded Swap Obligations of such Subsidiary Guarantor;

(c)Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9 615(a)(3) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(d)Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

13.THE ADMINISTRATIVE AGENT.

13.1.Authorization.

(a)The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b)The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor.  The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c)As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

13.2.Employees and Administrative Agents.  The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.  The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

13.3.No Liability.  Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

13.4.No Representations.

13.4.1.  General.  The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the  Borrower or any of its Subsidiaries.  The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

13.4.2.  Closing Documentation, etc.  For purposes of determining compliance with the conditions set forth in §10, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent active upon the Borrower’s account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date.

13.5.Payments.

13.5.1.  Payments to Administrative Agent.  A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

13.5.2.  Distribution by Administrative Agent.  If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

13.5.3.  Delinquent Lenders.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Loan or (b) to comply with the provisions of §15.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans.  The Delinquent

Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

13.6.Holders of Notes.  The Administrative Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

13.7.Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such affiliate has not been reimbursed by the Borrower as required by §15.2), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s willful misconduct or gross negligence.

13.8.Administrative Agent as Lender.  In its individual capacity, Citizens shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also the Administrative Agent.

13.9.Resignation.  The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than A or its  equivalent by S&P.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

13.10.Notification of Defaults and Events of Default.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof.  The Administrative Agent hereby agrees that upon receipt of any notice under this §13.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

13.11.Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.ASSIGNMENT AND PARTICIPATION.

14.1.Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees, all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it); provided that (a) each of the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld; except that the consent of the Borrower or the Administrative Agent shall not be required in connection with any assignment by a Lender to (i) an existing Lender or (ii) a Lender Affiliate of such Lender, (b) each assignment (or, in the case of assignments by a Lender to its Lender Affiliates, the aggregate holdings of such Lender and its Lender Affiliates after giving effect to such assignments), shall be in an amount of not less than $2,500,000 (or such lesser amount as shall constitute the aggregate holdings of such Lender) and (c) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and

(z) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in §14.3, be released from its obligations under this Credit Agreement.  The Administrative Agent shall provide the Borrower with five (5) Business Days prior written notice of any assignment not requiring the consent of the Borrower.

14.2.Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b)the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §6.4 and §7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e)such assignee represents and warrants that it is an Eligible Assignee and that, on the effective date of such Assignment and Acceptance, the circumstances described in §§4.5, 4.6 and 4.7 hereto are not applicable to such assignee;

(f)such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender;

(h)such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

(i)such assignee acknowledges that it has complied with the provisions of §4.2.3 to the extent applicable.

14.3.Register.  The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender (unless such assignment is to an Affiliate of such Lender) agrees to pay to the Administrative Agent a registration fee in the sum of $3,500.

14.4.New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.  Within five (5) days of issuance of any new Notes pursuant to this §14.4, the Borrower shall deliver upon the request of the assignee Lender an opinion of counsel, addressed to the Lenders and the Administrative Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance reasonably satisfactory to the Lenders.  The surrendered Notes shall be cancelled and returned to the Borrower.

14.5.Participations.  Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $2,500,000, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any Commitment Fee to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

14.6.Assignee or Participant Affiliated with the Borrower.  If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §12.1 or §12.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans.  If any Lender sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation.  A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §12.1 or §12.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans to the extent of such participation.

14.7.Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to §15.3 with respect to any claims or actions arising prior to the date of such assignment.  If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the Loan Documents for its account deliver to the Borrower and the Administrative Agent certification as to its exemption from deduction of withholding of any United States federal income taxes.  Anything contained in this §14 to the contrary notwithstanding, any Lender may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to secure obligations of such Lender, including any pledge or assignment to secure obligations to (a) any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a fund that invests in bank loans, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such fund as security for such obligations or securities or any institutional custodian for such fund or for such lender.  Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this §14.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Borrower or Administrative Agent hereunder.

14.8.Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

15.PROVISIONS OF GENERAL APPLICATIONS.

15.1.Setoff.  The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them.  Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred and be continuing, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender owed to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

15.2.Expenses.  The Borrower agrees to pay (a) the reasonable and documented costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or any of the Lenders (other than taxes based upon the Administrative Agent’s or any Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Administrative Agent and each Lender with respect thereto), (c) the reasonable and documented fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the reasonable and documented fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all appraisal and examination charges, (e) all reasonable and documented out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries and (f) all reasonable and documented fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings; provided, that the aggregate of the expenses for which the Borrower shall be responsible under clauses (a) and (d) of this Section 15.2 shall not exceed $5,000.  The covenants contained in this §15.2 shall survive payment or satisfaction in full of all other obligations.

15.3.Indemnification.  The Borrower agrees to indemnify and hold harmless the Administrative Agent, its affiliates and the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby, including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items,  (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable and invoiced fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding but excluding any of the foregoing which result from the gross negligence or willful misconduct of the indemnified party.  In litigation, or the preparation therefor, the Lenders and the Administrative Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable and invoiced fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this §15.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this §15.3 shall survive payment or satisfaction in full of all other Obligations.

15.4.Treatment of Certain Confidential Information.

15.4.1.  Confidentiality.  Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement or the other Loan Documents, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §15.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of this §15.4 or (i) with the consent of the Borrower.  Neither the Administrative Agent nor any Lender shall disclose such non-public information to any competitor of the Borrower or any of its Subsidiaries, nor will the Administrative Agent or any Lender utilize, or permit any Lender Affiliate or Financial Affiliate to utilize, such non-public information in connection with line of business which competes with the Borrower or any of its Subsidiaries.  Moreover, subject to the prior written consent of the Borrower each of the Administrative Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrower to refer to any of the Borrower and its Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lender or such Financial Affiliate and, for such purpose and after obtaining any such consent, the Administrative Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries or any of their businesses.

15.4.2.  Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any non-public information referred to in §15.4.1 by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

15.4.3.  Other.  In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries.  The obligations of each Lender under this §15.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Lender.

15.5.Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

15.6.Notices.  Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile and confirmed by delivery via courier or postal service, addressed as follows:

(a)if to the Borrower, at 20 Custom House Street, Boston, Massachusetts 02110, Attention: William J. Begley, Jr., or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b)if to the Administrative Agent, at 28 State Street, 15th Floor, Boston, MA 02109, Attention: Dan Bernard, or such other address for the notice as the Administrative Agent shall have furnished in writing to the Person giving the notice; and

(c)if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the confirmed sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

15.7.Governing Law.  THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE  COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §15.6.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

15.8.Headings.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

15.9.Counterparts.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

15.10.Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §15.12.

15.11.Waiver of Jury Trial.  THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

15.12.Consents, Amendments, Waivers, Etc.  Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any

Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a)without the written consent of the Borrower and each Lender affected thereby:

(i)reduce or forgive the principal amount of any Loans, or reduce the rate of interest on the Notes or the amount of the Commitment Fee (other than interest accruing pursuant to §4.10.2 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii)increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii)postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §4.10.2, (B) any vote to rescind (i) any acceleration made pursuant to §12.1 of amounts owing with respect to the Loans and other Obligations or (ii) for the avoidance of doubt, any related termination of Commitments pursuant to §12.2 and (C) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations, shall require only the approval of the Required Lenders); and

(iv)other than pursuant to a transaction permitted by the terms of this Credit Agreement or any other Loan Document, release all or substantially all of the Collateral or release any of the Subsidiary Guarantors from their guaranty obligations under the Subsidiary Guaranty (excluding, if the Borrower or any Subsidiary of a Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

(b)without the written consent of all of the Lenders, amend or waive this §15.12 or the definition of Required Lenders; or

(c)without the written consent of the Administrative Agent, amend or waive §13 or any other provision applicable to the Administrative Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

If in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Credit Agreement as contemplated by this §15.12 (other than with respect to increasing the amount of the applicable Commitments of any of the Lenders), the consent of the Required Lenders is obtained, but the consent of one or more other Lenders whose consent is required for such action is not obtained, then the Borrower shall have the right to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to and in accordance with the provisions of §4.11 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination and the other applicable provisions of §4.11 with respect thereto are complied with in connection with such replacement.

15.13.Severability.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

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IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

SAFETY INSURANCE GROUP, INC., a Delaware corporation

By:
Name:
Title:

CITIZENS BANK, N.A., as a Lender and as Administrative Agent

By:
Name:
Title:

SCHEDULE 1

Lender	Commitment	Commitment Percentage
Citizens BANK, N.A. 28 State Street, 15th Floor Boston, MA 02109 Attn: Don Wright Phone: (917) 374-7430	$30,000,000.00	100%